NEWS RELEASE

Contact:	E. Nichol McCully
Senior Vice President and Chief Financial Officer
(630) 512-0592

TreeHouse Foods Announces 2005 Earnings Guidance

     CHICAGO, June 14, 2005 — TreeHouse Foods, Inc. today announced earnings guidance for its fiscal year ending December 31, 2005. As previously announced by Dean Foods, Inc. (NYSE:DF), Dean Foods will distribute to the holders of Dean Foods common stock one share of TreeHouse common stock for every five shares of Dean Foods common stock outstanding on June 20, 2005, the record date for the distribution. The distribution will be on or about June 27, 2005. Trading on a “when-issued basis” is expected to begin on June 16. Regular trading is expected to begin on June 28, the day following the distribution of TreeHouse shares. TreeHouse will trade on the New York Stock Exchange under the symbol THS.

     TreeHouse expects net sales for 2005 of approximately $700 million. Operating income is expected to be in a range of $64 to $67 million. Depreciation and amortization is expected to be approximately $16 million. Capital expenditures are planned at $12 million. Interest expense is expected to be approximately $1.5 million. The effective tax rate is expected to be 38%.

     Net income is expected to range between $39 and $41 million. Basic weighted average shares outstanding are expected to be approximately 30.7 million shares and fully diluted weighted average shares outstanding are expected to be approximately 31.6 million shares. Diluted earnings per share are expected to range from $1.23 to $1.30 for 2005.

     Full year estimates for TreeHouse have been prepared on the basis of its operations as part of Dean Foods prior to the distribution date and as a separate, standalone company after the distribution date. Costs to operate as a separate, standalone company are expected to be approximately $14.5 million. These include costs of the new management team, including restricted stock expense of approximately $4 million, plus the corporate costs charged by Dean for the period prior to the spin-off of $2.9 million. Estimates do not include stock option expense, pending the evaluation of the early adoption of FAS 123R. Estimates also do not include one-time transaction costs associated with the spin-off.

     Long term sales growth rates are expected to be 2% overall, reflecting 5% growth for non-dairy powdered creamer, -1% for pickles and 3% for other products. The earnings growth rate is expected to be in the mid single digits before acquisitions, with acquisition activity adding 5% to earnings growth over time.

     Dean Foods has previously provided earnings guidance for TreeHouse. Those earlier estimates were prepared on the basis of TreeHouse as part of Dean Foods and did not include any costs to operate as a separate, standalone company. Dean’s prior estimates of an after tax contribution to Dean’s consolidated earnings of $.37 per Dean share were based upon a pre-tax operating earnings estimate of approximately $90 million. TreeHouse’s current estimate reflects (1) costs to operate as a separate, standalone company of $14.5 million and (2) a forecast of business operating results that is approximately $10 million lower than earlier estimates. Certain factors, which impacted TreeHouse’s 2004 results, as more fully described in TreeHouse’s registration statement on Form 10, have continued to impact business conditions in 2005 and are reflected in TreeHouse’s earnings estimates. These factors include higher packaging and ingredient costs and continued weakness in retail pickle sales. TreeHouse believes that business conditions have stabilized.

     TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.

     Additional information, including TreeHouse’s registration statement on Form 10, may be found at TreeHouse Foods’ website, www.TreeHouseFoods.com.

Forward Looking Statements.

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Registration Statement on Form 10 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluation the information presented in this presentation. The company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.